Exhibit 10.2

                            Short-Term Incentive Plan
                Corporate, Satellite and Business Development

The Short-Term Incentive Plan (the "Plan") of Pegasus Communications Corporation (the "Company") is designed to align business, stockholder, and Participant interests, provide competitive compensation, and reward performance based on individual and business achievements.

In line with its purpose, participation in the Plan is accordingly restricted to those full-time employees of the Company or its business units who are in Management positions. To be entitled to payments under the terms of this Plan, employees must be employed by the Company and/or business unit at the time of payment.

Employees who were hired by the Company or any of its business units after the start of a calendar year, or who were promoted to a position eligible for Plan participation after the start of the year, may be designated Participants and be eligible for participation in Tiers 1 and 2 effective the first of the month following their hire or promotion date. Newhires are eligible for participation in Tier 3 provided they were employed prior to October 1 of the year. Their payout will be pro-rated base on their hire date.

To be eligible for a payout, a Plan Participant must have satisfactory performance. If a participant is on a formal written warning, they are not eligible to receive a monthly incentive for 30 days from the date of the written warning and continued eligibility will be re-evaluated at the end of the 30 days. A Participant will be disqualified from Plan participation for acts of misconduct, including, but not limited to, falsification of records, manipulation of accounts, violation of policy, or other misconduct determined sufficient for disqualification.

This Plan shall be administered by a committee appointed by the Chief Executive Officer of the Company (the "Committee"). This Committee shall be empowered to designate Plan Participants for each calendar year, to determine target incentive award opportunities for each Participant, to establish performance standards for the Company and/or business units, and to determine whether a Plan Participant's performance is satisfactory. Following the end of each month and at the end of the calendar year, the Committee will measure the achievements of the overall Company or unit, as applicable, and determine the performance award payments earned by each Plan Participant. All determinations made by the Committee under the Plan shall be final and binding on the Participants, the Company, and any other parties.

Each Plan Participant shall be assigned a short-term incentive Tier 1 target award opportunity which shall be expressed as a percentage of the Participant's annual base salary for the calendar year (or for the portion of the year during which the employee participates in the Plan). Additionally, each participant will be assigned a Tier 2 and 3 percentage that is their Tier 1 target as a percentage of the total Tier 1 targets. Incentive percentages are established for each management level (e.g., manager, director, vice president, etc.) and are designed to reflect competitive incentive levels using market data and job responsibilities as a guide.

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Payout of Tiers 1, 2 and 3 is based upon achievement of business goals established and circulated to Plan Participants for a calendar year. Depending upon whether a goal is established for the Company or a business unit, business performance goals will be based on the following criteria:

o     Free Cash Flow Positive (Corporate, Satellite and Business Development)
o     Monthly Actual Costs vs Monthly Budgeted Costs (Business Development)
o Achievement of an FCC compliant contract by August to construct an initial satellite at one of the Company's Ka orbital locations (Business Development)

The Committee reserves the right to adjust payouts in the event of significant windfalls, shortfalls, or other economic factors which are beyond the Participant's control. Short-term incentive Payouts will be made as soon as practical after performance is known.

For calendar year 2002, Payouts will be based upon Participant's annual base salary as in effect on December 31, 2001 (or such later date that an employee becomes a Plan Participant).

Nothing in this Plan shall be construed as guaranteeing any Participant any rights to continued employment with the Company or any of its business units, any rights to award payments with respect to any year in which the employee has been designated a Plan Participant, or any rights to continued Plan participation in subsequent years unless the Committee shall expressly designate the employee a Plan Participant in such subsequent years. In order to receive an award payment for any month, a Participant must have been in the continuous full-time employ of the Company or a participating business unit for the entire period since first being designated a Plan Participant by the Committee with respect to such month, must be employed at the time of payment, and must have satisfactory performance.

A Participant whose employment terminates for any reason other than death, permanent disability, or retirement will receive no further incentive payments (including payments earned for the preceding month but not yet paid). A Participant whose employment terminates due to death, permanent disability, or retirement may, at the discretion of the Committee, receive payment of any incentive payments earned to the date of such termination (based on compensation through the date of termination). If a Participant dies prior to receiving his or her earned incentive, the Participant's spouse, or, in the case of an unmarried Participant, the Participant's estate, will be paid the employee's earned incentive payments.

Participants who are promoted, reassigned or otherwise transferred during a calendar year will receive payout based upon (i) the length of time in each eligible position, (ii) the base salary for each eligible position, and (iii) the Tier 1 target and Tiers 2 & 3 percentage determined for each eligible position.

The Plan is governed by the laws of the Commonwealth of Pennsylvania, except to the extent that federal law may apply.

The Plan shall become effective for the calendar year commencing on April 1, 2002 and shall continue in effect until December 31, 2002, unless it shall be extended by the Committee. The Committee shall be empowered to amend or terminate the Plan at anytime (including prior to payout of an award with respect to a year) and for any reason.